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                                                                    EXHIBIT 99.1

                                [OMNIVISION LOGO]




             OMNIVISION REPORTS FIRST QUARTER FISCAL 2005 RESULTS--
                 DILUTED EARNINGS PER SHARE EXCEED TARGET RANGE

SUNNYVALE, CALIF. - AUGUST 24, 2004 - OMNIVISION TECHNOLOGIES, INC. (NASDAQ:OVTI) today reported financial results for its first quarter of fiscal 2005, ended July 31, 2004.

OmniVision reported revenue of $98.8 million for the first quarter of fiscal 2005, compared to $46.8 million for the first quarter of fiscal 2004 and $99.7 million for the fourth quarter of fiscal 2004. On a year-over-year basis, revenue grew by 111 percent. Revenue for the first quarter of fiscal 2005 was in the upper half of OmniVision's target range of $95 million to $100 million, provided on June 23, 2004.

Diluted earnings per share for the first quarter of fiscal 2005 were $0.32, compared to $0.12 for the first quarter of fiscal 2004 and $0.34 for the fourth quarter of fiscal 2004. On a year-over-year basis, diluted earnings per share grew by 167 percent. Diluted earnings per share for the first quarter of fiscal 2005 exceeded OmniVision's target range of $0.29 to $0.31, also provided on June 23, 2004.

Net income for the first quarter of fiscal 2005 was $19.9 million, compared to $6.2 million for the first quarter of fiscal 2004 and $20.8 million for the fourth quarter of fiscal 2004. On a year-over-year basis, net income grew by 219 percent.

"Although our revenue declined by 1 percent quarter to quarter, reflecting a decrease in demand from the digital camera market, we benefited from continued growth in shipments for cameraphones, driven by increased demand for our 1.3-megapixel CameraChipTM," said Shaw Hong, president and chief executive officer. "Our objective is to ramp production and shipment of our new OmniPixelTM generation of sensors during the October and January quarters. We believe that the combination of our established CameraChip technology and our new OmniPixel technology gives OmniVision strong product offerings for all of our key markets."

Gross profit for the first quarter of fiscal 2005 was $39.7 million, or 40.2 percent of revenue, compared to $17.4 million, or 37.1 percent of revenue for the first quarter of fiscal 2004 and $40.1 million, or 40.3 percent of revenue for the fourth quarter of fiscal 2004. Direct sales to original-equipment manufacturers and value-added resellers accounted for 82 percent of revenue for the first quarter of fiscal 2005, with the balance of 18 percent coming from sales through distributors.
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Total cash, cash equivalents and short-term investments increased by $32.5 million during the quarter, to $247.7 million. Stockholders' equity increased by $20.9 million, to $320.9 million.

FINANCIAL TARGETS

To manage the challenges of product transition during the second quarter of fiscal 2005, the Company plans to reduce production and shipment of established CameraChip products, while ramping production and shipment of new OmniPixel products. For the second quarter of fiscal 2005, ending October 31, 2004, the Company announced target ranges of $80 million to $90 million for revenue and $0.20 to $0.25 for diluted earnings per share. The Company believes that revenue and diluted earnings per share will increase quarter to quarter in the third quarter of fiscal 2005, ending January 31, 2005, as it increases production of new products.

TELECONFERENCE

At 1:30 p.m. PDT (4:30 p.m. EDT) today, August 24, 2004, the Company will hold a teleconference to discuss financial results and future plans and prospects. To participate in the teleconference, please call (toll free) 877-523-2171 approximately 10 minutes prior to the start time. For international callers, the dial-in number is 706-634-1478. You may also listen live via the Internet at the Company's website, www.ovt.com, or at www.FullDisclosure.com.

These websites will host an archive of the teleconference. Additionally, a playback of the call will be available for 48 hours beginning today at 4:30 p.m. PDT. You may access the playback by calling 800-642-1687, or for international callers 706-645-9291, and providing Conference ID number 9256791.

ABOUT OMNIVISION

OmniVision Technologies designs, develops and markets high-performance, low-cost semiconductor image sensors called CameraChips. OmniVision's products are used to electronically capture analog and digital images in mass-market products such as cameraphones, digital still and video cameras, security systems, interactive video games, toys, personal computer cameras, personal digital assistants and automotive imaging systems. The Company believes that its new OmniPixel technology enables its new generation of image sensors to deliver the light sensitivity, resolution, color fidelity and low noise of advanced CCD products, while also providing the proven advantages that designers have come to expect from OmniVision's CMOS solutions: low cost, high integration, low power consumption, wide dynamic range and switchable still-image or video capture. OmniVision believes that its products enable manufacturers to build camera products that are smaller, less complex, more reliable, lower cost and more power efficient than cameras using traditional CCDs or multiple-chip CMOS image sensors. OmniVision Technologies is headquartered at 1341 Orleans Drive, Sunnyvale, CA 94089. Additional information is available at www.ovt.com.

OmniVision, CameraChip and OmniPixel are trademarks of OmniVision Technologies, Inc.
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SAFE-HARBOR STATEMENT

Certain statements in this press release, including statements relating to the Company's expectations regarding revenue and earnings per share for the quarter ending October 31, 2004 and the quarter ending January 31, 2005 and the Company's belief that the combination of established CameraChip technology and new OmniPixel technology gives OmniVision strong product offerings for all of its key markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations, and as a result of certain risks and uncertainties actual results may differ materially from those projected. These risks and uncertainties include, without limitation, the following: the degree to which intense competition might affect the Company's ability to compete successfully in current and emerging markets for image sensor products; risks associated with the Company's ability to obtain design wins from camera, mobile phone and other image sensor device manufacturers, which could inhibit the Company's ability to sustain and grow its business; risks associated with wafer manufacturing yields and other manufacturing processes, which could materially and adversely affect the Company's revenue and earnings and its ability to satisfy customer demand; risks associated with the Company's planned streamlining and consolidation of manufacturing processes, which could adversely affect the Company's operating expenses and its ability to sustain and expand its business; risks associated with the development of current and emerging markets for CMOS image sensor products, generally, and the Company's products, specifically, which could result in lower revenue and earnings and adversely affect the Company's business and prospects; risks associated with the Company's ability to accurately forecast customer demand for its products, which could impair the Company's ability to meet customer demand for CameraChip products and could also result in excess inventory; risks associated with the development and production of new products, which would adversely affect the Company's ability to compete successfully in the CMOS image sensor market; the Company's dependence upon a few key customers, the loss of one or more of which could materially and adversely affect the Company's business and results of operations; uncertainties associated with the Company's decision to restate certain of its fiscal 2004 quarterly results of operation; a decline in the average selling price of the Company's products, which could result in a decline in the Company's revenue and gross margins; and the other risks detailed from time to time in the Company's Securities and Exchange Commission filings and reports, including, but not limited to, the Company's most recent annual report filed on Form 10-K, as amended. The Company disclaims any obligation to update information contained in any forward-looking statement.

Contact:
OmniVision Technologies, Inc.
John T. Rossi, 408-542-3000

Silverman Heller Associates
Philip Bourdillon/Gene Heller, 310-208-2550

                            (financial tables follow)
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                          OMNIVISION TECHNOLOGIES, INC.

                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                           THREE MONTHS ENDED
                                                         JULY 31,        JULY 31,
                                                           2004           2003
                                                         --------       --------
Revenues                                                 $ 98,807       $ 46,839
Cost of revenues                                           59,068         29,460
                                                         --------       --------
Gross profit                                               39,739         17,379
                                                         --------       --------
Operating expenses:
     Research and development                               5,164          3,580
     Selling, general and administrative                    7,122          4,490
     Stock-based compensation charge                          203            101
                                                         --------       --------
         Total operating expenses                          12,489          8,171
                                                         --------       --------
Income from operations                                     27,250          9,208
Interest income, net                                          660            222
Other income (loss)                                          (338)          --
                                                         --------       --------
Income before income taxes                                 27,572          9,430
Provision for income taxes                                  7,720          3,206
                                                         --------       --------
Net income                                               $ 19,852       $  6,224
                                                         ========       ========
Net income per share:
     Basic                                               $   0.35       $   0.13
                                                         ========       ========
     Diluted                                             $   0.32       $   0.12
                                                         ========       ========
Shares used in computing net income per share:
     Basic                                                 56,315         47,696
                                                         ========       ========
     Diluted                                               61,131         53,638
                                                         ========       ========

                                    - more -
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                          OMNIVISION TECHNOLOGIES, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                               JULY 31,       APRIL 30,
                                                                                 2004           2004
                                                                               ---------      ---------
ASSETS
Current assets:
     Cash and cash equivalents                                                 $ 194,087      $ 198,053
     Short-term investments                                                       53,655         17,158
     Restricted  cash                                                              1,075          1,072
     Accounts receivable, net                                                     56,112         53,513
     Inventories                                                                  24,137         38,802
     Refundable and deferred income taxes                                          6,518          6,518
     Prepaid expenses and other assets                                             1,882          2,626
                                                                               ---------      ---------
          Total current assets                                                   337,466        317,742
Property, plant and equipment, net                                                20,941         20,622
Long-term investments                                                              8,234          7,110
Other non-current assets                                                           1,461            362
                                                                               ---------      ---------
          Total assets                                                         $ 368,102      $ 345,836
                                                                               =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                          $  19,514      $  25,923
     Accrued expenses and other liabilities                                       19,420         11,100
     Deferred revenue                                                              8,268          8,800
                                                                               ---------      ---------
          Total current liabilities                                               47,202         45,823
                                                                               ---------      ---------
Stockholders' equity:
     Common stock, $0.001 par value; 100,000 shares authorized; 56,376 and
         56,212 shares issued and outstanding
                                                                                      56             56
     Additional paid-in capital                                                  250,504        249,405
     Deferred compensation related to stock options                                   (2)           (20)
     Accumulated other comprehensive loss                                            (86)            (4)
     Retained earnings                                                            70,428         50,576
                                                                               ---------      ---------
          Total stockholders' equity                                             320,900        300,013
                                                                               ---------      ---------
          Total liabilities and stockholders' equity                           $ 368,102      $ 345,836
                                                                               =========      =========

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